[LETTERHEAD MANNING ELLIOTT]

                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 16, 2003 included in the Registration Statement on Form SB-2 of Tissera, Inc. (f/k/a Bert Logic, Inc.) filed with the United States Securities and Exchange Commission for the registration of shares of its common stock. Our report refers to previous financial statements that are not included in the Registration Statement on Form SB-2 (consisting of the balance sheet as of July 31, 2002 and the statements of operations and cash flows for the year ended July 31, 2002).

/s/ Manning Elliott
MANNING ELLIOTT
CHARTERED ACCOUNTANTS
Vancouver, Canada
July 28, 2005